Exhibit 99.1

GENCOR RELEASES FOURTH QUARTER AND FISCAL YEAR 2023 RESULTS

December 13, 2023 (PRIME NEWSWIRE)—Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American: GENC) announced today net revenue for the fourth quarter of 2023 of $20.9 million compared to $23.1 million for the quarter ended September 30, 2022. The change in net revenue reflects reduced shipments on point-in-time contract orders due to timing of customer shipments. Gross profit as a percentage of net revenue was 31.7% for the quarter ended September 30, 2023, an increase from 21.5% for the quarter ended September 30, 2022, due to increased parts sales at higher margins, improved efficiency, absorption, and favorable price realization.

Operating income for the quarter ended September 30, 2023 was $2.7 million compared to $1.2 million for the quarter ended September 30, 2022. The Company had net non-operating income of $0.9 million for the quarter ended September 30, 2023 compared to net non-operating expense of $(1.8) million for the quarter ended September 30, 2022. The Company’s income tax expense was $0.5 million for the quarter ended September 30, 2023 compared to an income tax benefit of $(1.2) million for the quarter ended September 30, 2022. Net income for the quarter ended September 30, 2023 was $3.1 million compared to $0.5 million for the quarter ended September 30, 2022.

Net revenue for the year ended September 30, 2023 increased to $105.1 million from $103.5 million for the year ended September 30, 2022. Gross profit margin was 27.6% in fiscal 2023, an increase from 19.9% in fiscal 2022 due to increased parts sales and improved efficiency, absorption and favorable price realization.

Product engineering and development expenses decreased by $0.9 million to $3.5 million for the year ended September 30, 2023, as compared to $4.3 million for the year ended September 30, 2022 due primarily to reduced headcount and improved efficiency. Selling, general and administrative (“SG&A”) expenses increased slightly to $12.2 million for the year ended September 30, 2023, compared to $12.1 million for the year ended September 30, 2022. Increased SG&A expenses related to trade shows were offset by reduced professional fees.

The Company had operating income for the year ended September 30, 2023 of $13.4 million compared to $4.2 million for the year ended September 30, 2022. The increase in operating income was due to improved gross profit margins and reduced operating expenses. The Company had net non-operating income of $5.4 million for the year ended September 30, 2023 compared to net non-operating expense of $(5.9) million for the year ended September 30, 2022. Interest income for the year ended September 30, 2023 as compared to the prior year increased due to higher rates earned on fixed income investments coupled with the Company reallocating a majority of its holdings in equities to fixed income in January 2023. Net realized and unrealized gains on marketable securities were $3.2 million for the year ended September 30, 2023 versus net realized and unrealized losses of $(7.0) million for the year ended September 30, 2022. The higher gains in fiscal 2023 were due to a stronger domestic stock market.

The effective income tax rate for fiscal 2023 was 21.9% versus (78.0%) in fiscal 2022.

Net income for the year ended September 30, 2023 was $14.7 million ($1.00 per basic and diluted share) versus a net loss of $(0.4) million ($(0.03) per basic and diluted share) for the year ended September 30, 2022.

At September 30, 2023, the Company had $101.3 million in cash and marketable securities, an increase of $2.4 million over the September 30, 2022 balance of $98.9 million. The Company’s working capital was $164.8 million at September 30, 2023 versus $150.1 million at September 30, 2022. The Company has no short-term or long-term debt.

The Company’s backlog was $57.8 million at December 1, 2023 compared to $43.2 million at December 1, 2022.

Marc Elliott, Gencor’s President, stated, “We kicked-off our fiscal 2024 selling season with very strong demand and sales of our equipment which have remained steady. As a result, our backlog has increased well above historic norms and sales inquiries continue to be elevated, giving confidence that we should continue to benefit from incremental U.S. government infrastructure funding.

Our fourth quarter revenue of $20.9 million was reflective of a moderate decrease from the prior year due to timing of shipments and customer delays unrelated to the Company. Nevertheless, overall total revenues for fiscal 2023 were higher than fiscal 2022 as business remained solid.

Gross profit margin in the fourth quarter and for the fiscal year 2023 also increased significantly due to solid execution in manufacturing, and continued effective cost management efforts. We remain optimistic for the remainder of fiscal 2024 as we continue on our mission of delivering the highest quality products and services to our customers.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Consolidated Statements of Operations

For the Years Ended September 30, 2023 and 2022

(Unaudited)

	2023	2022
Net revenue	$105,075,000	$103,479,000
Cost of goods sold	76,038,000	82,935,000

Gross profit	29,037,000	20,544,000
Operating expenses:
Product engineering and development	3,458,000	4,325,000
Selling, general and administrative	12,154,000	12,052,000

Total operating expenses	15,612,000	16,377,000

Operating income	13,425,000	4,167,000
Other income (expense), net:
Interest and dividend income, net of fees	2,108,000	1,305,000
Realized and unrealized gains (losses) on marketable securities, net	3,243,000	(7,009,000)
Other	—	(156,000)

	5,351,000	(5,860,000)

Income (loss) before income tax expense (benefit)	18,776,000	(1,693,000)
Income tax expense (benefit)	4,110,000	(1,321,000)

Net income (loss)	$14,666,000	$(372,000)

Basic earnings (loss) per common share	$1.00	$(0.03)

Diluted earnings (loss) per common share	$1.00	$(0.03)

GENCOR INDUSTRIES, INC.

Consolidated Balance Sheets

As of September 30, 2023 and 2022

(Unaudited)

	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$17,031,000	$9,581,000
Marketable securities at fair value (cost of $85,514,000 at September 30, 2023 and $94,879,000 at September 30, 2022)	84,252,000	89,300,000
Accounts receivable, less allowance for doubtful accounts of $545,000 at September 30, 2023 and $370,000 at September 30, 2022	2,467,000	2,996,000
Costs and estimated earnings in excess of billings	1,508,000	2,118,000
Inventories, net	71,527,000	55,815,000
Prepaid expenses	2,169,000	2,669,000

Total current assets	178,954,000	162,479,000

Property and equipment, net	13,246,000	13,491,000
Deferred and other income taxes	3,167,000	2,893,000
Other long-term assets	381,000	450,000

Total Assets	$195,748,000	$179,313,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,269,000	$4,251,000
Customer deposits	6,815,000	5,864,000
Accrued expenses	3,753,000	1,885,000
Current operating lease liabilities	328,000	390,000

Total current liabilities	14,165,000	12,390,000
Non-current operating lease liabilities	—	6,000

Total liabilities	14,165,000	12,396,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,338,845 shares issued and outstanding at September 30, 2023 and 2022	1,234,000	1,234,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at September 30, 2023 and 2022	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	167,527,000	152,861,000

Total shareholders’ equity	181,583,000	166,917,000

Total Liabilities and Shareholders’ Equity	$195,748,000	$179,313,000

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. The Company’s actual future results may differ materially from those set forth in the Company’s forward-looking statements depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments and demand for the Company’s products. In addition, on February 24, 2022, Russian forces invaded Ukraine. The impact to Ukraine as well as actions taken by other countries, including new and stricter sanctions imposed by the U.S. and other countries and companies against officials, individuals, regions, and industries in Russia, and actions taken by Russia and certain other countries in response to such sanctions, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2023: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000